FIRST AMENDMENT
                                       TO
                            STOCK PURCHASE AGREEMENT


                  THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT dated as of February 26, 1996 to the Stock Purchase Agreement dated as of January 5, 1996 (the "Agreement"), by and between LADD Furniture, Inc., a North Carolina corporation ("LADD"), Fournier Furniture, Inc., a North Carolina corporation ("Fournier") and Fournier Acquisition Co., a Delaware corporation ("Purchaser" or "FAC"), is made and entered into by and among LADD, Fournier, FAC, and Furniture Acquisition Co., a Delaware corporation ("Acquisition"). Capitalized terms used herein without definition shall have the meanings respectively ascribed to them in the Agreement.

                  WHEREAS, LADD, Fournier, FAC and Acquisition desire to amend the Agreement as set forth below, and desire that, except for such Amendment, the Agreement shall remain in full force and effect;

                  NOW THEREFORE, the parties hereto agree as follows:

                  1. FAC does hereby sell, convey, transfer and assign to Acquisition its rights under the Agreement, and Acquisition does hereby expressly assume all the obligations of FAC contained in the Agreement and agrees to fully, faithfully and timely without default, comply with, keep and perform all the terms, covenants, provisions and conditions contained therein. LADD does hereby consent to such assignment and assumption.

                  2. Section 1.4(A) of the Agreement shall be deleted in its entirety and replaced by the following:

                           1.4 Payment of Purchase Price. (A) At the Closing,
                  the purchase price for the Shares (the "Purchase Price") shall be calculated and paid to LADD as follows:



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                           (a) (i) an amount in cash or other immediately
                  available funds (the "Cash Amount") equal to (x) $3,000,000 plus (y) the remainder of (1) the total availability under Purchaser's senior secured credit facility with the CIT Group/Credit Finance, Inc. ("CIT") on the Closing Date, less
                  (2) $4,000,000 (the minimum availability that CIT requires at Closing), less (3) Purchaser's transaction expenses (not to exceed $900,000) and (ii) a subordinated promissory note (the "Note") on terms set forth on the term sheet attached hereto as Exhibit C in the principal amount of $10,048,660 less the sum of the Cash Amount and $2,300,000 (the "Initial Working Capital Adjustment") (such calculation equalling the "Original Principal Amount") (which Original Principal Amount shall automatically be adjusted pursuant to Section 1.4(B)(c) below). On the day following the Closing Date Purchaser shall certify the Cash Amount in writing to LADD.

                           (b) At the Closing, the Cash Amount shall be paid by
                  delivery of a demand note of Acquisition in the principal amount of the Cash Amount in form and substance satisfactory to LADD (the "Cash Amount Note"), which Cash Amount Note shall be payable in cash or other immediately available funds immediately upon the merger of Fournier into Acquisition (the "Merger"). In addition to the Cash Amount Note, Acquisition shall deliver at Closing a demand note of Acquisition in the principal amount of the Note as calculated pursuant to Section 1.4(A)(a)(ii) above (the "Acquisition Note") in form and substance satisfactory to LADD, which Acquisition Note shall be exchanged for the Note immediately upon the merger of Fournier into Acquisition. In the event the Merger does not become effective and the payment of the Cash Amount Note to LADD and the exchange of the Note and the Acquisition Note are not made on the Closing Date or the following day, LADD shall not be deemed to have delivered the Shares to Acquisition, the Cash Amount Note and the Acquisition Note shall not be deemed to have been delivered to LADD, and no interest in the

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                  Shares or the Cash Amount Note and the Acquisition Note shall have been transferred.

                  3. Section 1.4C(B)(a) shall be deleted in its entirety and replaced by the following:

                  (B) Purchase Price Adjustment. (a) Delivery and Review of Closing Balance Sheet. As promptly as practicable, but not later than 21 days after the Closing Date, the Company will cause to be prepared and delivered to LADD and Purchaser (i) the Closing Balance Sheet in substantially the same form as the Interim Balance Sheet and (ii) a certificate setting forth the Closing Working Capital, together with supporting calculations in reasonable detail (the "Adjustment Certificate"). Purchaser and LADD shall be given an opportunity to discuss with the Company matters relating to the determination of Closing Working Capital. Purchaser and LADD shall have 45 days from the date on which the Closing Balance Sheet and the Adjustment Certificate are delivered to them to review such documents (the "Review Period"). Purchaser and LADD shall be provided with full access to the work papers of the Company in connection with such review. If Purchaser or LADD asserts that any item or amount shown or reflected in the Closing Balance Sheet or the Adjustment Certificate are not materially correct or that the calculation of Closing Working Capital was arrived at other than in accordance with GAAP applied on a basis consistent with those used in the preparation of the Interim Balance Sheet (including the application of the deviations from GAAP set forth in Schedule 2.1.4), Purchaser or LADD may, on or prior to the last day of the Review Period, deliver a notice to the other party setting forth, in reasonable detail, the basis for the disagreement therewith, together with support- ing calculations (the "Dispute Notice"). LADD and Purchaser acknowledge that disputes aggregating less than $25,000 shall not be deemed material and thereby do not give rise to any adjustment in Closing Working Capital. If no Dispute Notice is received by either party on or prior to the last day of the Review Period, the Closing Balance Sheet and the Adjustment Certificate shall be deemed accepted by both parties.


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                  4. To reflect payments by LADD on the Company's bond
indebtedness of $19,000, the Initial Working Capital Adjustment, and the amount of the current assets relating to the Sam's product No. 09406.2, Section 1.4(B)(c) shall be amended by deletion of the amount "$13,075,500" and replacing it with "$10,135,644" and deletion of the amount "$13,100,500" and replacing it with "$10,160,644."

                  5. Section 1.4(B) shall be further amended by the addition of Section 1.4(B)(d) as set forth below:

                           (d) Inventory Valuation. The parties agree that the Company shall not perform a physical inventory as of Closing Date. The Company and Purchaser agree that following the Closing Date, the Purchase Price Adjustment shall not be effected by and LADD shall have no liability with respect to any discrepancies in inventory valuations that may be determined based upon the result of any subsequent physical inventory.

                  6. Section 3.4(a) shall be amended by the addition of the following to the end of the first sentence thereof:

                           "and further provided that the medical plan shall be a preferred provider organization arrangement rather than an indemnity arrangement and the level of benefits and types of coverage may vary from the medical plan of the Company in effect on the Closing."

                  7. Section 3.4 shall be further amended by the addition of Section 3.4(e) as follows:

                           (e) Effective as of the Closing Date, LADD shall cease to be responsible for administering medical and dental claims filed by employees of the Company (and their dependents). Purchaser shall, or shall cause the

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                           Company to, be responsible for administering all
                           medical and dental claims filed by employees of the Company (and their dependents) on or after the Closing. For purposes of this paragraph, a claim shall be deemed to have been filed on the date on which it is received by the claims processing department of LADD in High Point, North Carolina. Purchaser shall assume full liability for the cost of all medical and dental claims of employees of the Company (and their dependents), regardless of when filed.

                  8.       Article 3 shall be amended by the addition of
                  Section 3.19 as follows:

                           3.19 Sam's Club Matter. Notwithstanding any
                  provisions in Article 6 to the contrary, LADD or its insurer shall be entitled to undertake, conduct and control the conduct and settlement of any action or suit relating to the accident at the Sam's Club in Abilene, Texas on February 3, 1996 as described in Schedule 2.1.4 (the "Sam's Accident"), all as provided in Section 6.4(b); provided, however, in connection with any settlement or compromise, LADD shall not make any public announcement regarding the accident without the Company's prior written consent, which consent shall not be unreasonably withheld, or identify the product as a product of the Company in any public documents unless disclosure of such information is deemed necessary as a matter of law by LADD's counsel. The Company and Purchaser agree to preserve and maintain all records, drawings, plans or any other documents whatsoever relating to the design and manufacture of product No. 09406.2 and any documents relating to sale of such product to Walmart or Sam's Club and to make all such records and documents available to LADD, its insurer and their counsel.


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                  9.       Section 6.1(a) shall be amended by the addition of a
new Section 6.1(a)(vi) thereto as follows:

                           (vi) Any Loss or Expense suffered by Purchaser or the Company with respect to any action, suit or claim relating to the Sam's Accident described in Schedule 2.1.4.

                  10. Section 6.1(a) shall be further amended by the addition of the following after the term "EASY PLAN" and before the semicolon contained in the penultimate sentence of Section 6.1(a):

                           and the indemnification provided for in clause (vi) of this Section 6.1(a) shall survive without termination.

                  11.      Schedule 2.1.6 shall be redesignated as
Schedule 3.15.

                  12. Schedules 2.1.4 (Undisclosed Liabilities), 2.1.9 (Exhibit
D), 2.1.10 (item (8)), and Schedule 2.1.14 shall be amended by the addition of the following disclosures:

                  Fournier has been advised that a floor sample of Fournier's product 09406.2 Door Storage Cabinet fell on a child at the Sam's Club 8226 in Abilene, Texas on February 3, 1996, resulting in the child's death. LADD's insurance carrier, Zurich-American Insurance Group, has been notified of the incident and a Claim Notice of Occurrence has been filed. LADD will indemnify and hold harmless Fournier and Purchaser with respect to any Loss or Expense relating to an action, suit or claim arising from the Sam's Accident.

                  By attached letter dated February 20, 1996, Fournier has been advised by Sam's Club that due to the Sam's Accident, Sam's Club intends to return all 09406.2 units currently held in inventory, cancel all

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                  outstanding purchase orders with respect to such unit, and to offer all of its customers who purchased such unit the opportunity to return it.

                  13. Schedules 2.1.4 (Material Changes) and 2.1.14 shall be amended by the addition of the following disclosure:

                  Rickel Home Centers, a customer of the Company with an approximate outstanding receivable balance of $90,000, filed for bankruptcy in December 1995.

                  14. The references to the factoring agreement with ITT Financial Services in connection with the Montgomery Ward program contained in Schedules 2.1.4, 2.1.14, and 2.1.15 are deleted in their entirety and replaced with the following:

                  The Company has negotiated and approved a Factoring Agreement with ITT Financial Services in connection with the Montgomery Ward program. To date, sales to Department 63 of Montgomery Ward, evidenced by invoices dated October 26, 27, and 28, November 13, and December 1, 1995 totalling $647,933.72 have been placed in the program.

                  15.      Schedule 2.1.3 is amended as set forth below:

                  (a)      Items 4(h) and 4(i) are deleted.

                  (b) Item 4(j) is amended to indicate that the correct lessor is American Business Credit Corporation rather than Bristol Office Supply.


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                  (c)      The following new items are added as set forth below:

                  o        k)       GreatAmerica Leasing Corporation
                                    o        Minolta copier
                                    o        Lessee - Fournier Furniture, Inc.
                                    o        Section 16 of the Lease provides,
                                             "You will not sublet, lend, assign
                                             or pledge this lease, the equipment
                                             or any interest in either. . ."

                  o        l)       First United Leasing Corporation
                                    o        Minolta copier
                                    o        Lessee - Fournier Furniture, Inc.
                                    o       Section 6 of the Lease provides
                                            "Lessee agrees not to sell, assign,
                                            sublet, pledge or otherwise encumber
                                            or suffer a lien upon or against any
                                            interest in this Lease with the
                                            property leased herein, . . .
                                            without Lessor's prior written
                                            consent."

                  o        m)       American Business Credit Corporation
                                    o        Sharp copier
                                    o        Lessee - Fournier Furniture, Inc.
                                    o        Section 15 of the Lease provides,
                                             "you have no right to sell,
                                             transfer, assign this Lease or
                                             sublease the Equipment."


                  16.      Schedule 2.1.15 is amended as set forth below:

                  (a) Item 4(a) is amended to indicate that the correct lessor of the Gateway computer is Finova rather than Secured Funding Source.

                  (b)      Items 10 and 11 are deleted.

                  (c)      The following new items are added as set forth below:

                           15.      GreatAmerica Leasing Corporation
                                    o        Lessee - Fournier Furniture, Inc.
                                    o        Minolta copier
                                    o        36 month term lease beginning
                                             December 15, 1995
                                    o        Consent required (see 4(k) on
                                             Schedule 2.1.3)


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                           16.      First United Leasing Corporation
                                    o        Lessee - Fournier Furniture, Inc.
                                    o        Minolta copier
                                    o        36 month term lease dated January
                                             23, 1996
                                    o        Consent required (see 4(l) on
                                             Schedule 2.1.3)

                           17.      American Business Credit Corporation
                                    o        Lessee - Fournier Furniture, Inc.
                                    o        Sharp copier
                                    o        36 month term lease dated November
                                             15, 1995
                                    o        Consent required (see 4(m) on
                                             Schedule 2.1.3)


                  (d) Item 14 is amended to indicate that the correct lessor is American Business Credit Corporation rather than Bristol Office Supply.

                  17. Section 7.17 of the Agreement shall be amended by the addition of the following definitions:

                  "Acquisition Note" shall have the meaning set forth in Section 1.4(A).

                  "Cash Amount Note" shall have the meaning set forth in Section 1.4(A).

                  "Initial Working Capital Adjustment" shall have the meaning set forth in Section 1.4(A).

                  "Merger" shall have the meaning set forth in Section 1.4(A).

                  "Sam's Accident" shall have the meaning set forth in
Section 3.19.

                  18. This First Amendment may be executed in two or more counterparts which together shall constitute a single agreement.


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                  IN WITNESS WHEREOF, LADD, Fournier, Purchaser, and Acquisition
have caused this First Amendment to be signed by the respective officers thereunto duly authorized all as of the date first above written.

                                       LADD FURNITURE COMPANY, INC.


                         By:
                                       Title:   Executive Vice President and
                                                Chief Financial Officer


                                       FOURNIER FURNITURE, INC.


                         By:

                                       Title:   Vice President


                                       FOURNIER ACQUISITION CO.


                         By:

                       Title:


                                       FURNITURE ACQUISITION CO.


                         By:

                       Title:




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